                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                                       at
                              $22.00 Net Per Share
                                       by
                             FIS ACQUISITION CORP.
                          a wholly owned subsidiary of
                        AUTOMATIC DATA PROCESSING, INC.


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                     MIDNIGHT, NEW YORK
 CITY TIME, ON THURSDAY, JUNE 8, 2000, UNLESS THE OFFER IS
                         EXTENDED.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 2, 2000 (THE "MERGER AGREEMENT"), AMONG AUTOMATIC DATA PROCESSING, INC. ("PARENT"), FIS ACQUISITION CORP. ("PURCHASER") AND CUNNINGHAM GRAPHICS INTERNATIONAL, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, NO PAR VALUE (THE "SHARES"), OF THE COMPANY WHICH, WHEN ADDED TO ANY SHARES BENEFICIALLY OWNED BY THE PURCHASER OR PARENT, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. SEE SECTION 14 OF THIS OFFER TO PURCHASE.

                         ------------------------------

                                   IMPORTANT

    If you wish to tender all or any portion of your Shares, you should either

    (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein) and either (i) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or (ii) deliver such Shares pursuant to the procedure for book-entry transfer as set forth in Section 2, or

    (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

    If you have Shares registered in the name of a banker, dealer, broker, trust company or other nominee, you must contact it if you desire to tender your Shares.

    If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

    Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, or to Lehman Brothers Inc., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from the Dealer Manager.

                         ------------------------------

                      The Dealer Manager for the Offer is:

                                     [LOGO]

May 11, 2000

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                   --------
SUMMARY TERM SHEET...............................................................      1

SECTION 1.           TERMS OF THE OFFER..........................................      6

SECTION 2.           PROCEDURES FOR TENDERING SHARES.............................      8

SECTION 3.           WITHDRAWAL RIGHTS...........................................     11

SECTION 4.           ACCEPTANCE FOR PAYMENT AND PAYMENT..........................     12

SECTION 5.           CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     13

SECTION 6.           PRICE RANGE OF SHARES; DIVIDENDS ON SHARES; PARENT PURCHASES
                     OF SHARES...................................................     15

SECTION 7.           POSSIBLE EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
                     EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS...............     15

SECTION 8.           CERTAIN INFORMATION CONCERNING THE COMPANY..................     16

SECTION 9.           CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.....     19

SECTION 10.          SOURCE AND AMOUNT OF FUNDS..................................     20

SECTION 11.          BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY..........     20

SECTION 12.          PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.................     22

SECTION 13.          DIVIDENDS AND DISTRIBUTIONS.................................     33

SECTION 14.          CERTAIN CONDITIONS OF THE OFFER.............................     33

SECTION 15.          CERTAIN LEGAL MATTERS.......................................     35

SECTION 16.          FEES AND EXPENSES...........................................     37

SECTION 17.          MISCELLANEOUS...............................................     37

SCHEDULE I.......................................................................     39

                               SUMMARY TERM SHEET

    FIS Acquisition Corp., which is referred to in this offer to purchase as the "Purchaser", is offering to purchase all of the outstanding shares of common stock of Cunningham Graphics International, Inc., which is referred to in this offer to purchase as the "Company", for $22.00 per share in cash. The following are some of the questions you, as a shareholder of Cunningham Graphics International, Inc., may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

Q.  WHO IS OFFERING TO BUY MY SHARES?

A. FIS Acquisition Corp. is a New Jersey corporation formed for the purpose of making this tender offer. FIS Acquisition Corp. is a wholly owned subsidiary of Automatic Data Processing, Inc., a Delaware corporation, which is referred to in this offer to purchase as "Parent." See Section 9 of this offer to purchase--"CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER."

Q.  WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

A. FIS Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of CGII. See "INTRODUCTION" and Section 1 of this offer to purchase--"TERMS OF THE OFFER."

Q.  HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A. FIS Acquisition Corp. is offering to pay $22.00 per share, net to you, in cash. See "INTRODUCTION" and Section 1 of this offer to purchase--"TERMS OF THE OFFER."

Q.  DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A. ADP will provide FIS Acquisition Corp. with sufficient funds to complete the offer from ADP's own resources. The offer is not conditioned upon any financing arrangements. See Sections 10 and 14 of this offer to purchase--"SOURCE AND AMOUNT OF FUNDS" and --"CERTAIN CONDITIONS OF THE OFFER."

Q.  IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - the offer is being made for all outstanding shares solely for cash,

    - the offer is not subject to any financing condition, and

    - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

Q.  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A. You will have at least until 12:00 midnight, New York City time, on Thursday, June 8, 2000, to decide whether to tender your shares in the offer. See Sections 1 and 2 of this offer to purchase--"TERMS OF THE OFFER" and--"PROCEDURES FOR TENDERING SHARES."

Q.  CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

A. Yes. We have agreed with CGII that we may extend the offer if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the offer conditions is not satisfied (or waived by us) or if we are required to extend the offer by the rules of the Securities and Exchange Commission. See Section 1 of this offer to purchase--"TERMS OF THE OFFER."

    We may also elect to provide a "subsequent offering period," which is an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender their shares and receive the offer consideration. If we decide to provide a "subsequent offering period" we intend to make a public announcement of our decision at least five business days in advance. See Section 1 of this offer to purchase--"TERMS OF THE OFFER."

Q.  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A. If we extend the offer, we will inform Wilmington Trust Company (which is the depositary for the offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the date after the day on which the offer was scheduled to expire.

Q.  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

A. We are not obligated to purchase any tendered shares unless:

    - the number of shares tendered and not properly withdrawn prior to the expiration of the offer, when added to any shares then beneficially owned by ADP or FIS Acquisition Corp., equals at least a majority of the shares of CGII outstanding on a fully diluted basis at the time of expiration of the offer; and

    - any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated.

    The offer is also subject to a number of other conditions. See Section 14 of this offer to purchase--"CERTAIN CONDITIONS OF THE OFFER."

Q.  HOW DO I TENDER MY SHARES?

A. To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Wilmington Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can only be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary prior to the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period. See Section 2 of this offer to purchase--"PROCEDURE FOR TENDERING SHARES."

Q.  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A. To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. You can withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by June 8, 2000, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See Sections 1 and 3 of this offer to purchase--"TERMS OF THE OFFER" and --"WITHDRAWAL RIGHTS."

Q.  WHAT DOES THE CGII BOARD OF DIRECTORS THINK OF THE OFFER?

A. FIS Acquisition Corp. is making the offer pursuant to a merger agreement with CGII. The Board of Directors of CGII unanimously approved the merger agreement, FIS Acquisition Corp.'s tender offer and the merger with FIS Acquisition Corp. The CGII Board of Directors has determined that the offer and the merger are advisable and fair to, and in the best interests of, CGII's shareholders and it unanimously recommends that shareholders accept the offer and tender their shares pursuant to the offer. See Section 11 of this offer to purchase--"BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY." CGII has prepared a Solicitation and Recommendation Statement containing additional information regarding the CGII Board of Director's determination and recommendation, which is being sent to shareholders contemporaneously with this offer to purchase.

Q. WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

A. If, following completion of the offer, we own a majority of the shares of CGII outstanding on a fully diluted basis, FIS Acquisition Corp. will be merged with Cunningham Graphics International, Inc. If that merger takes place, ADP and its affiliates will own all of the shares of CGII and all other shareholders of CGII will receive the same price paid in the offer, that is $22.00 per share in cash. See "INTRODUCTION" and Section 12 of this offer to purchase--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY." There are no appraisal rights available in connection with the offer or the merger under New Jersey law. See Section 12 of this offer to purchase--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY--Appraisal Rights."

Q.  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A. If the proposed second-step merger takes place, shareholders who do not tender in the offer will receive in such merger the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares. However, until the merger is consummated or if the merger were not to take place for some reason, the number of shareholders of CGII and the shares of CGII which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and CGII may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Sections 7 and 12 of this offer to purchase--"POSSIBLE EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS" and "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY."

Q.  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A. On May 2, 2000, the last trading day before ADP, FIS Acquisition Corp. and CGII announced that they had signed the merger agreement, the last sale price of the shares was $22.50 per share. On May 10, 2000, the last full trading day prior to the mailing of this offer to purchase, the closing sale price for the Shares was $21.81 per share. We advise you to obtain a recent quotation for shares of CGII in deciding whether to tender your shares. See
    Section 6 of this offer to purchase--"PRICE RANGE OF SHARES; DIVIDENDS ON SHARES; PARENT PURCHASES OF SHARES."

Q.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A. You can call Innisfree M&A Incorporated, which is acting as the information agent or Lehman Brothers Inc., which is acting as the dealer manager for our offer. See the back cover page of this offer to purchase.

    INNISFREE M&A INCORPORATED

    Bankers and Brokers Call collect:
    (212) 750-5833
    All Others Call Toll free:
    (888) 750-5834

    LEHMAN BROTHERS INC.
    Call Collect:
    (212) 526-9611 or (212) 526-3046

      To the Holders of Shares of Cunningham Graphics International, Inc.:

                                  INTRODUCTION

    FIS Acquisition Corp., a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Automatic Data Processing, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, no par value (the "Shares"), of Cunningham Graphics International, Inc., a New Jersey corporation (the "Company"), at a price of $22.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, references to "you" or "shareholders" shall mean holders of Shares.

    If your Shares are registered in your own name and you tender Shares directly to the Depositary (as defined herein) you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. If you hold Shares through a broker or bank, we urge you to check with such institution as to whether you will be charged any service fee. If you fail to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable in the Offer. See Section 2. We will pay all charges and expenses of Lehman Brothers Inc. as Dealer Manager (the "Dealer Manager"), Wilmington Trust Company as Depositary (the "Depositary"), and Innisfree M&A Incorporated as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The Board of Directors of the Company (the "Company Board") has unanimously approved the Merger Agreement (as defined herein), the Offer and the Merger, determined that the Offer and the Merger (as defined herein) are advisable and fair to, and in the best interests of, shareholders of the Company and unanimously recommends that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the Company Board in arriving at its decision to approve the Merger Agreement and to unanimously recommend that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer will be described in the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "Commission").

    Prudential Securities Incorporated ("Prudential Securities") has acted as the Company's financial advisor. The opinion of Prudential Securities dated
May 2, 2000, that, as of such date, and based on and subject to the matters described in such opinion, the $22.00 per Share cash consideration to be received in the Offer and the Merger by the Company's shareholders is fair, from a financial point of view, to such shareholders, will be set forth in full as an Annex to the Schedule 14D-9. You are urged to, and should, read such opinion carefully in its entirety.

    We are not required to purchase Shares unless, among other things,
(i) there is validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares beneficially owned by the Purchaser or Parent would represent at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"), and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has expired or been terminated.

    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We expect to consummate, as soon as practicable following the consummation of the Offer, a second-step merger (the "Merger"), with the Purchaser or other subsidiary of Parent, pursuant to which each then outstanding Share (other than Shares owned by Parent, Purchaser or any of their subsidiaries or affiliates or by the Company) would be converted into the right to receive an amount in cash equal to the price per Share paid in the Offer. Following such merger the Company would become a wholly owned subsidiary of Parent. See Sections 11 and 12.

    We reserve the right, subject to applicable laws, to acquire additional Shares after expiration or termination of the Offer, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid per Share in the Offer and could be for cash or other consideration.

    The Offer is subject to a number of conditions, including the following:

    MINIMUM CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares beneficially owned by the Purchaser or Parent, represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase.

    We currently do not beneficially own any Shares.

    According to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1999 (the "Company 10-K"), as of April 24, 2000, there were 5,757,606 Shares and options to acquire 418,410 Shares outstanding.

    Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued other than as set forth above (other than Shares issued pursuant to the exercise of the stock options referred to above), if we were to purchase approximately 3,088,009 Shares pursuant to the Offer, the Minimum Condition would be satisfied.

    According to the Company's Proxy Statement in respect of its annual meeting of shareholders held on May 11, 1999, as of April 1, 1999, the officers and directors of the Company, as a group, held approximately 46.9% of the Shares outstanding.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 2, 2000 (the "Merger Agreement"), among the Purchaser, Parent and the Company. The Merger Agreement provides, among other things, for the making of the Offer by us and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the New Jersey Business Corporation Act (the "NJBCA"), the Purchaser will be merged with and into the Company (the "Merger") with the Company surviving the Merger as a wholly owned subsidiary of Parent. In the Merger, each issued Share (other than Shares owned by Parent, the Purchaser or any subsidiary or affiliate of Parent or the Purchaser or by the Company) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon.

    If the Minimum Condition and other conditions to the Offer are satisfied and the Offer is consummated, we will own a sufficient number of Shares to ensure that the Merger will be approved. Under the NJBCA, if, after consummation of the Offer, the Purchaser owns at least ninety percent of the Shares outstanding, the Purchaser shall be able to cause the Merger to occur without a vote of the Company's shareholders. If, however, after consummation of the Offer, the Purchaser owns less than ninety percent of the then-outstanding Shares, a vote of the Company's shareholders will be required under the NJBCA to approve the Merger.

    Certain other conditions to the Offer are described in Section 14. We expressly reserve the right, in our sole discretion, to waive any one or more of the conditions to the Offer. See Sections 14 and 15.

    Concurrently with the execution of the Merger Agreement, Parent and four of the Company's shareholders entered into a Voting and Tender Agreement (the "Voting and Tender Agreement") pursuant to which, subject to the terms and conditions of the Voting and Tender Agreement, such shareholders have agreed to tender 2,557,827 Shares in the aggregate in the Offer, constituting approximately 44.4% of the issued and outstanding Shares. The Voting and Tender Agreement is more fully described in Section 12.

    WE RESERVE THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THIS OFFER, SUBJECT TO THE TERMS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, June 8, 2000, unless we, in our sole discretion, extend the period of time during which the Offer (not including any Subsequent Offering Period (as defined herein)) is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer (not including any Subsequent Offering Period), as so extended, will expire.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HSR ACT AND THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH IN SECTION 14.

    In the Merger Agreement, we agreed that we will not, without the prior written consent of the Company, (a) decrease the price per Share or change the form of consideration payable in the Offer, (b) reduce the maximum number of Shares to be purchased in the Offer, (c) impose conditions to the Offer in addition to those set forth in Section 14, (d) change the conditions of the Offer or (e) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares. However, the Merger Agreement provides that, without the consent of the Company, we may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in
Section 14 have not been satisfied or waived, (ii) extend the Offer for any period required by any regulation, interpretation or position of the Commission applicable to the Offer or (iii) elect to provide one or more Subsequent Offering Periods (as defined herein) for an aggregate period of not more than 20 business days. In addition, we have agreed that, without the consent of the Company, we may increase the price per share payable in the Offer and extend the Offer in connection with such increase to the extent required by law.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT WE EXERCISE OUR RIGHT TO EXTEND THE OFFER.

    If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but we shall not be obligated), subject to the applicable rules and regulations of the Commission and subject to the terms of and the limitations set forth in the Merger Agreement, to
(a) terminate the Offer and not pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive or reduce all the unsatisfied conditions and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to your right to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

    The rights we reserve in the three preceding paragraphs are in addition to our rights pursuant to Section 14. There can be no assurance that we will exercise our right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or the first opening of the Nasdaq National Market on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material changes be promptly disseminated to holders of Shares, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    Pursuant to Rule 14d-11 under the Exchange Act, we may, subject to certain conditions, provide a subsequent offering period from 3 business days to 20 business days in length following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which you may tender Shares not tendered into the Offer.

    During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and we will promptly purchase any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) we accept and promptly pay for all Shares tendered during the initial 20 business day period of the Offer prior to its expiration, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (v) the offer is for all outstanding Shares and
(vi) we immediately purchase Shares as they are tendered during the Subsequent Offering Period.

    The Commission has stated its view that providing for a Subsequent Offering Period would need to be announced at least five business days prior to the expiration of the initial offering period. If we decide to provide a Subsequent Offering Period, we intend to make a public announcement of our decision at least five business days in advance.

    If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, our ability to delay the payment for Shares we have accepted for payment is limited by Rule l4e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

    The Company has provided us with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and will furnish the same to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included in the package of materials.

SECTION 2.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER.  For you to validly tender Shares in the Offer, either
(a) you must deliver to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, and either (i) certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or
(ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or
(b) you must comply with the guaranteed delivery procedures set forth below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH

THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such shareholder.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR ELECTION AND RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THEM. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution" as such term is used in Rule 17A under the Exchange Act (each such institution, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

    If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

    If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with all requisite signature guarantees must accompany each such delivery.

    If you hold Shares through brokers or banks, you are urged to consult with the brokers or banks to determine whether transaction costs may apply if you tender Shares through the brokers and banks and not directly to the Depositary.

    GUARANTEED DELIVERY. If you want to tender Shares pursuant to the Offer and your Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your Shares may still be tendered if all the following conditions are met:

        (i)  your tender is made by or through an Eligible Institution;

        (ii) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, prior to the Expiration Date; and

        (iii) the Depositary receives the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    You may deliver the Notice of Guaranteed Delivery by hand to the Depositary or by telegram, facsimile transmission or mail and you must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Our acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, you are irrevocably appointing our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase, May 11, 2000 (the "Applicable Date"). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that we accept such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Our designees will be empowered to exercise all voting and other rights with respect to the Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

    The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or you fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and the payment of cash to you pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary).

    Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

SECTION 3.  WITHDRAWAL RIGHTS

    Except as otherwise described in this Section 3, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless previously accepted for payment pursuant to the Offer, such Shares may also be withdrawn at any time after July 11, 2000.

    For your withdrawal to be effective, you must timely deliver to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase a written, telegraphic or facsimile transmission notice of withdrawal. This notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

    You may not rescind a withdrawal of Shares, and any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule l4e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

SECTION 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, by accepting for payment and paying for, all Shares validly tendered and not withdrawn (as permitted by Section 3) promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. See Sections 1 and 14. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 15. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, we will be considered to have accepted for payment, and thereby purchased, Shares validly tendered as, if and when we give written notice to the Depositary of our acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

    UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering shareholders, our obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. We will pay any stock transfer taxes with respect to the transfer and sale to us or our order pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If we are delayed in our acceptance for payment of or payment for Shares or we are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If we do not purchase any tendered Shares pursuant to the Offer for any reason, we will return Share Certificates for any such unpurchased Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE INCREASE IN PRICE.

    We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

    If we provide a Subsequent Offering Period following the Offer, we will immediately accept and promptly pay for all Shares as they are tendered in the Subsequent Offering Period.

SECTION 5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a description of all tax consequences that may be relevant to you, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to you based on your tax status, individual circumstances or other factors unrelated to the

Offer or the Merger. You are encouraged to consult your own tax advisors regarding the Offer and the Merger.

    Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. The gain or loss will be capital gain or loss if the Shares are held as capital assets by you and will be long-term capital gain or loss if your holding period for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum federal tax rate of 20 percent. A shareholder's ability to use capital losses to offset ordinary income is limited.

    BACKUP WITHHOLDING. Under the federal income tax backup withholding rules, unless an exemption applies, we will be required to withhold 31 percent of all payments to which you are entitled pursuant to the Offer, unless you provide a tax identification number and certify under penalties of perjury that the number is correct. If you are an individual, the tax identification number is your social security number. If you are not an individual, the tax identification number is your employer identification number. You should complete and sign the substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Certain shareholders, including corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a Certificate of Foreign Status on Form W-8BEN attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for that year.

    THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX LAWS.

SECTION 6.  PRICE RANGE OF SHARES; DIVIDENDS ON SHARES; PARENT PURCHASES OF
            SHARES

    The Shares are listed on the Nasdaq National Market under the symbol CGII. The following table sets forth the high and low intra-day sales prices per Share, as reported in publicly available sources for the periods indicated. The Company did not pay any dividends on the Shares during such periods.

                                                         HIGH                             LOW
                                             -----------------------------   ------------------------------
1998:
  Second quarter...........................  $21 3/4                         $16 5/8
  Third quarter............................  $20 1/2                         $9 1/8
  Fourth quarter...........................  $17 3/4                         $10 3/4

1999:
  First quarter............................  $18                             $10
  Second quarter...........................  $18 1/8                         $12 1/16
  Third quarter............................  $17 1/2                         $11 7/8
  Fourth quarter...........................  $15 1/2                         $9 7/8

2000:
  First quarter............................  $29                             $13 3/8
  Second quarter
    (through May 10, 2000).................  $28 3/8                         $20 7/8

    On May 2, 2000, the last full trading day prior to the announcement of the terms of the Offer, the closing price for the Shares was $22.50 per Share. On May 10, 2000, the last full trading day prior to the mailing of this Offer to Purchase, the closing price for the Shares was $21.81 per Share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    Neither Parent nor its affiliates currently owns any Shares.

SECTION 7. POSSIBLE EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly held falls below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly held Shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the public float was less than 500,000 shares, or there were fewer than 300 shareholders (round lot holders) in total, or the market value of the public float was less than $1 million.

    In the event that the Shares no longer meet the requirements of the National Association of Securities Dealers for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act") may be impaired or eliminated.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the Nasdaq National Market.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

SECTION 8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company provides a wide range of graphic communications services to financial institutions and corporations, focusing on printing and distributing time-sensitive analytical research and marketing materials and on providing on-demand printing services. The Company operates in select international markets through its facilities in the United States, Canada, the United Kingdom, Hong Kong and Singapore. The Company is a major producer of financial research reports and provides services, on a non-exclusive basis, to a variety of major international investment banking firms. The Company's principal executive offices are located at 100 Burma Road, Jersey City, New Jersey 07305 and the Company's telephone number is (201) 217-1990.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K. More comprehensive financial information is included in the Company 10-K and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     FISCAL YEARS ENDED
                                                              ---------------------------------
                                                              DEC. 31,    DEC. 31,    DEC. 31,
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Operating Information:
Net sales...................................................  $110,671     $53,146     $35,744
Cost of production..........................................    74,707      37,694      26,894
Selling, general and administrative expenses................    17,921       7,783       5,794
Non-recurring moving costs..................................     1,017          --          --
Depreciation and amortization...............................     4,873       1,252         694
                                                              --------     -------     -------
Operating income............................................    12,153       6,417       2,362
Interest income (expense)...................................    (2,052)         75        (250)
Other income................................................       195           5          35
Income before income taxes..................................    10,296       6,497       2,147
Income tax provision........................................     3,747       2,489         129
                                                              --------     -------     -------
Net income..................................................  $  6,549     $ 4,008     $ 2,018
                                                              ========     =======     =======
Basic earnings per share....................................  $   1.15     $  0.80     $  0.43
Diluted earnings per share..................................  $   1.15     $  0.80     $  0.43

                                                                      AT                   AT
                                                              DECEMBER 31, 1999    DECEMBER 31, 1998
                                                              ------------------   ------------------
Balance Sheet Information:
Current assets..............................................       $ 37,151              $13,582
Total assets................................................        132,372               43,589
                                                                   ========              =======
Current liabilities.........................................       $ 31,109              $ 8,162
Long-term debt, net of current portion......................          7,844                  769
Revolving line of credit, net of current portion............         38,419                   --
Obligations under capital leases, net of current portion....          5,689                1,216
Deferred income taxes.......................................          3,176                  932

Common stock................................................         36,003               29,395
Accumulated other comprehensive income (loss)...............            469                    1
Retained earnings...........................................          9,663                3,114
                                                                   --------              -------
Stockholders' equity........................................       $ 46,135              $32,510
                                                                   --------              -------
                                                                   $132,372              $43,589
                                                                   ========              =======

    PROJECTIONS. In the course of the discussions between Parent and the Company (see Section 11), the Company provided Parent with certain projections of its operating performance for 2000 developed by the Company. The projections do not reflect the consummation of the Offer or the Merger or any other extraordinary transaction involving the Company. The Company has advised Parent and Purchaser that it does not as a matter of course disclose projections as to future revenues, earnings or other income statement data and the projections were not prepared with a view to public disclosure. In addition, the projections were not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the Commission or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown below. The projections have not been examined, reviewed or complied by the Company's independent auditors, and accordingly they have not expressed an opinion or provided any other assurance on the data. The forecasted information is included herein solely because such information was furnished to Parent and Purchaser prior to the Offer. Accordingly, the inclusion of the projections in this Offer should not be regarded as an indication that Parent, Purchaser or the Company or their respective financial advisors or their respective officers and directors consider such information to be accurate or reliable. In addition, because the estimates and assumptions underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company, Parent or Purchaser, there can be no assurance that results set forth in the below projections will be realized and it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth below.

    Set forth below is a summary of the projections provided by the Company. The projections should be read together with the financial statements of the Company referred to herein.

                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                        PROJECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  PROJECTED
                                                              FISCAL YEAR ENDED
                                                                DECEMBER 31,
                                                                    2000
                                                              -----------------
Income Statement Data:
Net sales...................................................       $181,683
Gross profit................................................         61,772
Earnings before interest, taxes, depreciation and
  amortization..............................................         31,249
Net income..................................................         11,345
Diluted earnings per share..................................          $1.87

Balance Sheet Information:
Cash........................................................       $  1,220
                                                                   --------
Total long-term debt (including long-term debt and capital
  lease obligations)........................................       $ 89,631
Stockholders' equity........................................         58,498
                                                                   --------
Total capitalization........................................       $148,129

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

    COMPANY INFORMATION. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although none of Parent, the Purchaser, the Dealer Manager or the Information Agent has any knowledge that any such information is untrue, none of Parent, the Purchaser, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    Parent is a Delaware corporation which, along with its subsidiaries, is engaged in the computing services business. All of Parent's computing services enable clients to process and/or distribute data (their own, Parent's or that of third parties) and/or to interactively access and utilize Parent and third party databases and information. Parent's business is divided into four main services. Its "Employer Services" offers a comprehensive range of payroll, human resources, benefits administration, time and attendance and tax filing and reporting services to more than 425,000 employers in the United States, Canada, Europe and Latin America. Parent's "Brokerage Services" provides transaction processing, desktop productivity applications and investor communications services to the financial services industry, while its "Dealer Services" provides computing, data and professional services to automobile and truck dealerships, as well as manufacturers, worldwide. Finally, Parent's "Claims Services" offers a broad line of claims information products to property and casualty insurance companies, claims adjusters, repair shops and auto parts recycling facilities.

    The Purchaser is a newly incorporated New Jersey corporation and a wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Merger.

    The principal executive offices of both Parent and the Purchaser are located at One ADP Boulevard, Roseland, New Jersey 07068 and their telephone number is
(973) 974-5000.

    Reference is hereby made to the (i) audited consolidated financial statements of Parent and its subsidiaries contained in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and (ii) unaudited consolidated financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

    During the last five years, to the best of our knowledge, none of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of any federal or state securities laws.

    AVAILABLE INFORMATION. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8 under the heading "Available Information."

    CONTACTS WITH THE COMPANY. None of Parent, the Purchaser or any other affiliate of Parent nor, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto (which lists the name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent), or any associate or majority-owned subsidiary of such persons (collectively, the "Purchaser Entities"), beneficially owns any equity security of the Company, and no Purchaser Entity, or, to the best knowledge of Parent, the Purchaser, or any other affiliate of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

    Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or their respective subsidiaries, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 10.  SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned upon any financing arrangements. The total amount of funds we require to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $190 million. The Purchaser will obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent currently anticipates funding such capital contribution out of its own resources.

    We expressly reserve our right to obtain financing for the transaction through alternative sources. However, currently, no alternative financing arrangements or alternative financing plans exist.

SECTION 11.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    In January 2000, a representative of Parent met with Michael R. Cunningham, President and Chief Executive Officer of the Company, to discuss possible joint business opportunities between Parent and the Company. Soon after such meeting, Mr. Cunningham contacted Prudential Securities, the Company's financial advisor in an auction process it had commenced in November 1999, and directed Prudential Securities to seek Parent to enter a bid in accordance with the auction procedures. Parent was not one of the companies Prudential Securities had originally contacted in connection with the auction process.

    On January 5, 2000, a wholly owned subsidiary of Parent executed a confidentiality agreement with the Company and Parent subsequently received certain information about the Company and its subsidiaries.

    On January 20, 2000, Parent submitted a letter containing a preliminary, non-binding indication of interest with respect to the purchase of all of the outstanding Shares of the Company on a fully diluted basis at a price between $17.00 and $18.00 per Share. During the beginning of February 2000, the Company indicated to the Parent that such price per Share was not acceptable. The parties proceeded to discuss alternative amounts of consideration per Share and the structure of a potential business combination.

    On February 23, 2000, Parent submitted an oral offer (confirmed in writing) to acquire the Company at a price of $21.00 per Share in cash. Parent's offer was subject to several conditions, including that Parent have the opportunity to conduct to its satisfaction additional due diligence, including, in particular, environmental due diligence with respect to the Company's properties; that the Company divest itself of one of its subsidiaries (the "Designated Business"); that an unspecified number of members of the executive management of the Company enter into three-year employment agreements with Parent; and that Michael Cunningham and other significant shareholders of the Company enter into voting and tender agreements with Parent.

    In early March 2000, the Company indicated to Parent that it was interested in continuing to explore an acquisition by Parent of the Company and Parent continued with its due diligence review of the Company. In the course of discussions thereafter between representatives of Parent and the Company, Parent indicated that it might consider an increase in its initial proposed price following the completion of its due diligence and the Company agreed to allow Parent to continue its due diligence review of the Company.

    During the remainder of March and April, Parent conducted an extensive due diligence review of the Company's business and operations (in particular it conducted "Phase I" environmental reviews of the Company's properties); counsel for Parent and the Company negotiated the terms of the Merger Agreement and the Voting and Tender Agreement; and the Company negotiated an agreement to transfer the Designated Business to its former owners contingent upon the concurrent completion of an acquisition of the Company.

    In early April 2000, Parent informed the Company that it had substantially completed its environmental due diligence to its satisfaction. Parent also indicated that while it was prepared to seek corporate approval to make a final proposal to acquire the Company, it did not expect to revise its proposed purchase price of $21.00 per Share. Representatives of the Company informed Parent that the proposed price would not be acceptable to the Company. Parent also informed the Company that any final proposal to acquire the Company would be subject to approval by Parent's Executive Committee (which was next scheduled to meet at the end of April 2000). Representatives of the Company informed Parent that while the Company would consider a further proposal from Parent if one were made, the Company would continue to consider alternatives to a transaction with Parent.

    On April 26, 2000, the Executive Committee of the Board of Directors of Parent met to consider, among other matters, the proposed merger between Parent and the Company.

    On April 26, 2000, Parent informed the Company that its Executive Committee had authorized the making of a further proposal and that Parent was now proposing to acquire the Company for a per Share price of $22.00 payable in shares of common stock of Parent, provided that the transaction could be accounted for as a "pooling of interests." On April 26, 2000, the Company requested that Parent consider making a cash proposal with an increased price of at least $23.00 per Share and that it propose a higher price if it wished to propose a share transaction. (After consulting with its independent accounting firm, the Company learned, and informed Parent, that the proposed transaction would not be eligible for "pooling of interests" accounting and the proposal to acquire the Company in exchange for Parent shares was abandoned.)

    On April 28, 2000, Parent informed the Company that it was prepared to make a final proposal to acquire the Company for a per Share price of $22.00 in cash and that this was the highest price it would consider. Parent also informed the Company that it was not prepared to execute an agreement to acquire the Company until the pending negotiations regarding renewal of the Company's collective bargaining agreement were concluded with a ratified contract, scheduled to occur on May 2, 2000, and until the Employment Agreements (as defined below) were executed.

    At a meeting held on May 2, 2000, the Company's Board of Directors unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares and unanimously recommended that shareholders accept the Offer and tender their Shares pursuant to the Offer. The Company, Parent and the Purchaser executed the Merger Agreement on May 2, 2000. On the same date, Michael R. Cunningham, James J. Cunningham, Gordon Mays and Timothy Mays (who in the aggregate own approximately 44.4% of the Shares), Parent and the Purchaser executed the Voting and Tender Agreement whereby each such shareholder agreed to tender his Shares pursuant to the Offer and to vote in favor of the Merger at any shareholders' meeting. The Employment Agreements were also executed on such date.

    On May 3, 2000, Parent and the Company issued press releases announcing the execution of the Merger Agreement. On May 11, 2000, Parent and the Purchaser commenced the Offer.

SECTION 12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

    PURPOSE. The purpose of the Offer and the Merger is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased in the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by us or any of our subsidiaries or affiliates or by the Company) would be converted into the right to receive an amount in cash equal to the price per share paid in the Offer.

    PLANS FOR THE COMPANY. In connection with the Offer, we have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that the Company may pursue in the event that we acquire control of the Company pursuant to this Offer or the Merger. If and to the extent that we acquire control of the Company or otherwise obtain access to the books and records of the Company, we intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business strategy, corporate structure, Certificate of Incorporation, Bylaws, capitalization, management or dividend policy.

    Except as described in this Offer to Purchase, we have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel.

    The following is a summary of certain provisions of the Merger Agreement, the Voting and Tender Agreement, the Confidentiality Agreement (as defined below) and the Employment Agreements (as defined below) entered into in connection with the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, the Voting and Tender Agreement, the Confidentiality Agreement and the Employment Agreements which are incorporated herein by reference and copies or forms of which have been filed with the Commission as exhibits to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit (the "Schedule TO"). The Merger Agreement, the Voting and Tender Agreement, the Confidentiality Agreement and the Employment Agreements may be examined and copies may be obtained in the manner set forth in Section 8. Defined terms used herein and not defined herein have the meanings assigned to those terms in the Merger Agreement.

    THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of those conditions set forth in the Offer as described in Section 14 (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) (collectively, the "Offer Conditions"), the Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

    DIRECTORS. Subject to applicable law and to the extent permitted by the National Association of Securities Dealers, promptly upon the purchase by the Purchaser pursuant to the Offer of such number of Shares as represents at least a majority of the outstanding Shares, and from time to time thereafter, the Purchaser will have the right to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company (the "Board") as will give the Purchaser representation on the Board equal to the product of (i) the number of directors on the Board (giving effect to the election of any additional directors pursuant to this provision) and (ii) the percentage that such number of Shares beneficially owned by Parent and/or the Purchaser (including Shares accepted for payment) so purchased bears to the number of Shares outstanding. The Merger Agreement provides that the Company will, upon request by the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be elected or appointed to the Board, including without limitation, increasing the size of the Board or securing the resignations of such number of directors as is necessary to provide the Purchaser with such level of representation, or both; provided, however, that the Board will continue to include no fewer than two Continuing Directors (as defined below) until the time the Merger becomes effective in accordance with applicable law (the "Effective Time"). Following the election or appointment of the Purchaser designees and prior to the Effective Time, if any of the directors of the Company then in office is a director of the Company on the date of the Merger Agreement (the "Continuing Director"), any amendment or termination of the Merger Agreement which requires action by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or the Purchaser under the Merger Agreement and any exercise or waiver of any of the provisions of the Merger Agreement providing rights or remedies to the Company, will require the affirmative vote of a majority of the Continuing Directors.

    THE MERGER. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Surviving Corporation"). At the Effective Time, each outstanding Share (other than Shares owned by the Company, Parent or the Purchaser or by a subsidiary (each a "Subsidiary" and collectively, the "Subsidiaries") or affiliate of Parent, the Purchaser or the Company, all of which will be canceled without any exchange of consideration) will by virtue of the Merger and without action by the holder thereof be canceled and converted into the right to receive an amount in cash equal to the offer price, without interest (the "Merger Consideration").

    Unless the Merger is consummated in accordance with Section 14A:10-5.1 of the NJBCA, the Company acting through its Board will in accordance with applicable law duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable following the consummation of the Offer for the purpose of approving the plan of merger (the "Plan of Merger") set forth in the Merger Agreement and include in the letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to shareholders of the Company in connection with the Merger, and in any schedules required to be filed with the Commission in connection therewith (collectively, the "Proxy Statement"), the recommendation of its Board that shareholders of the Company vote in favor of the adoption of such Plan of Merger. Parent and the Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned or acquired by Parent or the Purchaser or any of their affiliates will be voted in favor of the Merger.

    The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser or any other direct or indirect Subsidiary of Parent holds at least 90 percent of the outstanding shares of each class of capital stock of the Company, they will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the shareholders of the Company, in accordance with Section 14A:10-5.1 of the NJBCA.

    CHARTER, BYLAWS, DIRECTORS AND OFFICERS. The Certificate of Incorporation and the Bylaws of the Purchaser in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with applicable law; provided, however, that all rights to indemnification now existing in favor of directors and officers of the Company and its Subsidiaries as provided in their respective charters or by-laws will survive the Merger and continue in full force and effect for a period of not less than the statute of limitations applicable to such matters.

    The directors of the Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified all in accordance with applicable law.

    CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or by any Subsidiary or affiliate of Parent, the Purchaser or by the Company, all of which will be canceled without any consideration being exchanged therefor) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax) equal to the Merger Consideration, upon the surrender of the certificate representing such Share. At the Effective Time, each Existing Stock Option (as defined below) will be converted into the right to receive the Option Consideration (as defined below). At the Effective Time, each share of common stock of the Purchaser, no par value, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

    The Merger Agreement provides that each option or right to acquire Shares (the "Existing Stock Options") granted under any stock option or similar plan of the Company or under any agreement to which the Company or any Subsidiary is a party (other than stock purchase rights under the Company's Employee Stock Purchase Plan) (the "Stock Option Plans") which is outstanding on the date that the amendment to Schedule TO reporting the initial acceptance by the Purchaser of the Shares tendered in the Offer is filed with the Commission (the "Acceptance Date"), whether or not then exercisable or vested, will by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option. On the Acceptance Date, each holder of an Existing Stock Option will be entitled to receive, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "Option Consideration") and each Existing Stock Option will be canceled on the Acceptance Date. The payment will be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. The Stock Option Plans will terminate as of the Acceptance Date. All administrative and other rights and authorities granted under any Stock Option Plan and under the Stock Purchase Plan to the Company, the Board or any Committee or designee thereof, will, following the Acceptance Date, reside with the Surviving Corporation.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made representations and warranties to Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, consents and approvals, financial statements, absence of any material adverse effect on the Company, information to be included in the Schedule 14D-9, the Schedule TO (together with the Letter of Transmittal and other ancillary documents contained therein, the "Offer Documents") and the Proxy Statement, brokers, employee benefit matters, litigation, tax matters, compliance with law, environmental matters, intellectual property, real property, material contracts, opinion of financial advisor, vote required by the Company shareholders to approve the Merger, inapplicability of state takeover statutes, insurance, accounts receivable and customers. Each of Parent and the Purchaser has made representations and warranties to the Company with respect to, among other matters, its organization and qualification, authority, information to be included in the Offer Documents and Proxy Statement, consents and approvals, operations of the Purchaser, brokers, litigation and sufficient funds.

    COVENANTS. The Merger Agreement obligates the Company and its Subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time and the date on which the majority of the Company's directors are designees of Parent or the Purchaser or until the earlier termination of the Merger Agreement, to conduct their operations only in the ordinary and usual course of business and consistent with past practice. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company during the period specified in the preceding sentence, which provide that the Company will not (and will not permit any of its Subsidiaries to) take certain actions without the prior written consent of Parent, including, among other things and subject to certain exceptions, issuing or selling its securities or options to acquire such securities, redeeming or repurchasing securities, changing its capital structure, proposing or adopting amendments to its Certificate of Incorporation or Bylaws, granting stock-related awards or bonuses outside the ordinary course of business, selling, leasing, mortgaging or otherwise encumbering any of its properties or assets, entering into or amending material contracts, incurring indebtedness, establishing or amending any benefits plans, changing any of its accounting policies, entering into or amending any existing employment agreements or agreeing in writing or otherwise to take any of the foregoing actions.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed not to, and to cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents or affiliates thereof not to, directly or indirectly, encourage, solicit, initiate or participate in any negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate, any person or group concerning any offer or proposal, or any indication of interest in making an offer or proposal, which is structured to permit such person or group to acquire beneficial ownership of at least 20 percent of the assets of the Company and its Subsidiaries, or at least 20 percent of the capital stock of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger ("Acquisition Proposal").

    Notwithstanding the foregoing, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited written bona fide Acquisition Proposal ("Potential Acquiror") in respect of which the Board has reasonably determined in good faith, after consultation with its independent legal counsel and independent financial advisor, that such Acquisition Proposal is reasonably likely to result in a transaction that is more favorable from a financial point of view to the Company's shareholders than the Offer and the Merger, the conditions to the consummation of such Acquisition Proposal are reasonably capable of being satisfied promptly and financing for such transaction, to the extent required, is then committed or reasonably available (a "Superior Proposal"), provided that the Company
(A) notifies Parent within 24 hours of receipt of any such Acquisition Proposal or request for nonpublic information relating to the Company or for access to the Company's properties, books or records, (B) receives from such Potential Acquiror an executed confidentiality agreement that is no more favorable to such person or group than the confidentiality agreement, dated January 5, 2000, between ADP Financial Information Services, Inc., a wholly-owned subsidiary of Parent ("ADP FIS"), and the Company, (C) furnishes or makes available to Parent the same information provided to such Potential Acquiror and (D) if the Company participates in discussions or negotiations with, or provides information to, any such Potential Acquiror, keeps Parent advised on a current basis of any material developments with respect thereto.

    The Merger Agreement provides that unless and until the Merger Agreement has been terminated, the Company will not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation of the Offer or Merger, approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or enter into any letter of intent, agreement in principle or acquisition agreement to effect any Acquisition Proposal.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. In the Merger Agreement, Parent and the Purchaser have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. Parent agreed in the Merger Agreement to cause the Surviving Corporation to comply fully with these obligations and agreed not to amend, repeal or otherwise modify the Certificate of Incorporation and Bylaws of the Surviving Corporation for the period set forth in the preceding sentence in any manner that would adversely affect the rights of individuals who as of the date of the Merger Agreement were directors, officers or employees of the Company or otherwise entitled to indemnification under the Certificate of Incorporation, Bylaws or indemnification agreements (the "Indemnified Parties"). In addition, the Certificate of Incorporation of the Surviving Corporation will include provisions providing for the indemnification of and advancement of expenses to such Indemnified Parties identical to those contained in the Company's Certificate of Incorporation.

    Parent, the Purchaser and the Company agreed in the Merger Agreement that the Company will, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement entered into with the consent of Parent (which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of the transactions contemplated in the Merger Agreement, to the extent that such liabilities are based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, will pay the reasonable fees and expenses of one counsel (provided that if different Indemnified Parties are subject to different claims, actions, suits, proceedings or investigations, each Indemnified Party may select his or her own counsel) selected by the Indemnified Parties, which counsel must be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter.

    The Merger Agreement further provides that Parent will or will cause the Surviving Corporation to maintain in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance and fiduciary liability insurance covering the persons covered by the Company's existing directors' and officers' liability insurance policies (at the date of the Merger Agreement) (which may include including such persons under Parent's existing policies) and providing substantially similar coverage to such existing policies. However, the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance and fiduciary liability insurance policies to pay an annual premium in excess of 200 percent of the aggregate annual amounts paid by the Company at the date of the Merger Agreement to maintain the existing policies; and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200 percent of such amount, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200 percent of such amount.

    Pursuant to the Merger Agreement, the indemnification and directors' and officers' insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified hereunder (whether or not parties to the Merger Agreement).

    EMPLOYEE BENEFIT ARRANGEMENTS. The Merger Agreement provides that except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries to the extent specified in the disclosure letter to the Merger Agreement; provided, however, that nothing in the Merger Agreement will preclude the Parent or any of its affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or terminate in accordance with its terms and applicable law any employee benefit plan of Parent ("Parent Benefit Plan") established, maintained or contributed to by Parent or any of its affiliates after the Effective Time.

    The Merger Agreement also provides that, after the Effective Time, Parent will either continue existing Employee Benefit Plans (including without limitation any severance plan or arrangement) and compensation practices or will provide, or cause the Surviving Corporation or its Subsidiaries to provide, benefits to employees of the Company and its Subsidiaries, other than employees covered by collective bargaining agreements, that are no less favorable in the aggregate than the benefit plans and programs provided to similarly situated employees of Parent or its Subsidiaries; provided, however, that nothing in the Merger Agreement will preclude the Parent or any of its affiliates from having the right to terminate in accordance with its terms and applicable law any Parent Benefit Plan established, maintained or contributed to by the Parent or any of its affiliates after the Effective Time.

    The Merger Agreement also provides that, except as specifically provided therein, Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility under all employee benefit plans, programs, policies and arrangements of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes, provided that nothing in the Merger Agreement will result in the duplication of any benefits. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

    INDUSTRIAL SITE RECOVERY ACT COMPLIANCE. The Company and Parent agreed to take all necessary steps to apply for or seek to obtain prior to the Effective Time certain exemptions, waivers and agreements in connection with the New Jersey Industrial Site Recovery Act for certain properties owned or leased by the Company in New Jersey.

    DESIGNATED BUSINESS. Parent's proposal to acquire the Company was expressly conditioned upon, among other things, the Company divesting itself of the Designated Business prior to the consummation of any acquisition. In order to be in a position to satisfy this condition, on May 1, 2000, the Company entered into an Agreement and Plan of Merger (the "Subsidiary Agreement") providing for the disposal of the Designated Business through a merger of the Designated Business with a corporation owned by the acquiror of the Designated Business. In the Merger Agreement the Company has agreed to consummate such merger in accordance with the Subsidiary Agreement on or prior to the Acceptance Date. The Subsidiary Agreement, in turn, provides that such merger will occur concurrently with, and the Company's obligation to consummate the merger is subject to, the consummation of the Offer. Accordingly, in the event that the Offer is not consummated or the Merger Agreement is terminated for any reason, the Designated Business will not be sold and will continue to be operated by the Company. The Designated Business is not, in any event, a material subsidiary of the Company.

    CONDITIONS TO THE CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time of the following conditions: (i) unless the Merger is consummated as contemplated by Section 14A:10-5.1 of the NJBCA, the Plan of Merger contained in the Merger Agreement will have been approved by the affirmative vote of the shareholders of the Company as required by and in accordance with applicable law, (ii) all necessary waiting periods under the HSR Act applicable to the Merger will have expired or been terminated, (iii) the consummation of the Merger will not be prohibited, restricted or made illegal by any statute, rule, regulation, executive order, judgment, decree or injunction of a court or any Governmental Entity (provided that each party will use all reasonable efforts to have any such prohibition lifted) and (iv) the Purchaser will have accepted for purchase and paid, or cause to be paid, for the Shares tendered pursuant to the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

        (1)  by mutual written consent of the Company and Parent;

        (2) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity will have issued an order, decree or ruling (which order, decree or ruling the parties to the Merger Agreement will use reasonable efforts to lift), or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action will have become final and non-appealable;

        (3) by the Company if (i) the Purchaser fails to commence the Offer within seven business days of the public announcement of the terms of the Merger Agreement, (ii) the Purchaser has not accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Offer on or before the 90th day after the date of the Merger Agreement, (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement or (iv) the Purchaser or Parent will have breached any of the representations, warranties or covenants of the Merger Agreement, which breach has had or is reasonably likely to have a material adverse effect on the ability of Parent or the Purchaser to consummate the transactions contemplated by the Merger Agreement;

        (4) by Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, including without limitation, failure of the holders of a majority of the outstanding shares of the Company to tender their shares pursuant to the Offer, the Purchaser will have either (1) terminated the Offer without purchasing any Shares pursuant to the Offer or (2) failed to accept for payment Shares pursuant to the Offer prior to the 90th day after the date of the Merger Agreement;

        (5) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has received a Superior Proposal, (ii) the Company has provided Parent with such notice, and has consulted with its independent legal and financial advisors in such manner, as is required by the second paragraph above under "No Solicitation", and (iii) the Company has notified Parent in writing of its receipt of, and its intention to accept, a Superior Proposal and the material terms thereof and, during a three (3) day period following such notice, has afforded Parent the reasonable opportunity to make one revised proposal (including by negotiating the terms of any such proposal with Parent), (iv) the Board has concluded, after considering the results of such negotiations and any revised proposal made by Parent, that the Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal, and (v) the Company simultaneously with its termination of the Merger Agreement pays the Termination Fee (as defined below).

        (6) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company has taken or the Board has resolved to take any of the actions referred to in the third paragraph above under "No Solicitation," or if the Company has withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, its Board's approval or recommendation of the Offer or the Merger.

    EFFECT OF TERMINATION. In the event that the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than provisions relating to confidentiality obligations, press releases and public statements and the payment of certain fees and expenses, including the Termination Fee, which will survive any such termination; provided that no party will be relieved from liability for any willful breach of the Merger Agreement.

    FEES AND EXPENSES. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

    The Merger Agreement provides that, in the event that such Agreement is terminated (i) pursuant to paragraphs (5) or (6) above under "Termination" or
(ii) pursuant to paragraph (4) above under "Termination" following the initial expiration of the Offer and, with respect to this clause (ii) only, at the time of such termination (A) either (x) the Minimum Tender Condition has not been satisfied or (y) the condition set forth in paragraph (e) under Section 14 below has not been satisfied due to the willful breach by the Company; and (B) either
(x) at the time of such termination, an Acquisition Proposal existed or has been previously announced or (y) within six months thereafter an Acquisition Proposal has been consummated, then the Company will pay Parent a termination fee of Four Million U.S. Dollars ($4,000,000) plus the reimbursement of all of the fees and expenses of Parent and the Purchaser related to the Offer, this Agreement and the transactions contemplated hereby (including, without limitation, legal, accounting and investment banking fees and expenses) actually incurred by Parent and the Purchaser up to One Million U.S. Dollars ($1,000,000) (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent.

    The Merger Agreement provides that any such Termination Fee will be payable as promptly as practicable following termination of the Merger Agreement and, if the Company is the party seeking to terminate the Merger Agreement, as a condition thereto. If the Company fails to pay promptly all or any portion of the Termination Fee, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest from the date of termination of the Merger Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period plus four percent (4%). The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof will be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

    AMENDMENT. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and the Purchaser, subject in the case of the Company to the approval of the Continuing Directors as described under "Directors" above, at any time before or after approval of the Merger Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment may be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders under the Merger Agreement without the approval of the shareholders of the Company. Any amendment to the Merger Agreement must be made by an instrument in writing signed on behalf of all of the parties.

    VOTING AND TENDER AGREEMENT

    TENDER OF SHARES. In connection with the execution of the Merger Agreement, Parent and the Purchaser have entered into the Voting and Tender Agreement with the following four shareholders of the Company (the "Company Shareholders") who own in the aggregate 2,557,827 Shares, representing approximately 44.4% of the issued and outstanding Shares: Michael Cunningham, James J. Cunningham, Gordon Mays and Timothy Mays. Pursuant to the Voting and Tender Agreement, upon the terms and conditions set forth therein, each Company Shareholder has agreed that he will tender, pursuant to and in accordance with the terms of the Offer, all Shares owned by such Company Shareholder.

    VOTING OF SHARES. Each Company Shareholder has also agreed, during the period commencing on the date of the Voting and Tender Agreement and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of the Voting and Tender Agreement (a) to appear, or cause the holder of record on any applicable record date with respect to any Shares owned by such Company Shareholder to appear, for the purpose of obtaining a quorum at any annual or special meeting of shareholders of the Company and at any adjournment thereof at which matters relating to the Merger, Merger Agreement or any transaction contemplated thereby are considered; and (b) at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, to vote, or cause to be voted by the record holder thereof, the Shares owned by such Company Shareholder: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement and (ii) against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any person (other than Parent or a subsidiary of Parent) or any other action or agreement that is intended or which reasonably could be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or (C) impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

    RESTRICTIONS ON TRANSFER. Each Company Shareholder has agreed that, until the Voting and Tender Agreement is terminated in accordance with its terms, such Company Shareholder will not, directly or indirectly: (i) except as otherwise provided in the Voting and Tender Agreement, transfer to any person any or all Shares owned by such Company Shareholder or cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusals, agreements, or limitations on such Company Shareholder's voting rights, to attach to the Shares owned by such Company Shareholder to be tendered to the Purchaser pursuant to the Voting and Tender Agreement or to any options with respect to Shares or any Shares issuable thereunder; or (ii) grant any proxies or powers of attorney, deposit any Shares owned by such Company Shareholder into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares owned by such Company Shareholder.

    NO SOLICITATION. Each Company Shareholder (i) is required to immediately terminate any discussions with any third party concerning an Acquisition Proposal and (ii) has agreed not to, and will not permit any of its representatives, directly or indirectly, (A) to encourage, solicit or initiate any Acquisition Proposal, (B) participate in negotiations with, or provide any information to, or otherwise take any other action to assist or facilitate any person or group (other than Parent or the Purchaser or any affiliate or associate of Parent or the Purchaser) concerning any Acquisition Proposal,
(C) enter into an agreement with any person, other than Parent, providing for a possible Acquisition Proposal, or (D) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person, other than by Parent. Notwithstanding the above, such Company Shareholder may take any actions in the Company Shareholder's capacity as a director, officer or employee of the Company permitted under the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Voting and Tender Agreement contains certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Company Shareholders as to ownership of Shares and power and authority to enter into the Voting and Tender Agreement.

    TERMINATION. Generally, with respect to each Company Shareholder, the Voting and Tender Agreement terminates upon the earlier of (a) the date upon which Parent shall have purchased and paid for all of the Shares owned by such Company Shareholder in accordance with the Offer and (b) the date upon which the Merger Agreement is terminated pursuant to paragraphs 4, 5 or 6 under "Merger Agreement--Termination" above in accordance with its terms; provided, however, that if the Merger Agreement is terminated and at the time of such termination the Termination Fee either is or may become payable pursuant to the Merger Agreement, the Voting and Tender Agreement will only terminate on the date which is nine months after the date of termination of the Merger Agreement, provided, that during such nine month period the Company Shareholders may transfer their Shares in open market transactions or pursuant to an underwritten public offering.

    CONFIDENTIALITY AGREEMENT

    On January 5, 2000, ADP FIS (on behalf of Parent) and Prudential Securities (as agent for the Company) signed a Confidentiality Agreement (the "Confidentiality Agreement") providing, among other things, that, subject to the terms of the Confidentiality Agreement, Parent and its affiliates will keep confidential certain non-public, confidential or proprietary information provided by the Company or the Company's agents or representatives (including attorneys and financial advisors).

    EMPLOYMENT AGREEMENTS

    As a condition to entering into the Merger Agreement, Parent required and Michael Cunningham, Gordon Mays, Robert Needle, Timothy Mays, Gerald (L.J.) Baillargeon, Ioannis Lykogiannis and Ned Hood (each an "Executive" and together, the "Executives") entered into new employment agreements (each an "Employment Agreement") with Parent, the Company and Cunningham Graphics

Inc. ("CGI"). The Employment Agreements will become effective on the Acceptance Date and they generally provide for a three-year term and supersede each Executive's previous employment agreement (each a "Prior Agreement"), with the exception of Mr. Hood, for whom a prior agreement did not exist.

    The Employment Agreements provide that Messrs. Cunningham, G. Mays, Needle,
T. Mays, Baillargeon, Lykogiannis and Hood will serve as President, Executive Vice President--Marketing and Sales, Chief Operating Officer, Executive Vice President--Sales, Chief Financial Officer, Senior Vice President and Chief Technology Officer, respectively, and their annual base salaries will be $261,700, $210,000, $184,000, $184,000, $133,700, $146,000 and $151,700,
respectively. Mr. Baillargeon's new Employment Agreement preserved his entitlement to a lump sum payment of $150,000 if there is a Change of Control (as defined in his Prior Agreement) in a transaction approved by the Board if he remains employed by the Company or CGI six months after the Change of Control or sooner terminated without Cause. This transaction would constitute such a Change of Control. Each Executive also will be eligible to receive an annual bonus ranging from approximately 20% to 40% of annual base salary, plus a stretch bonus to be established if certain performance objectives are achieved. In addition, Messrs. Needle and T. Mays will be entitled to commissions of between 1 and 3% of payments actually collected by the Company with respect to certain sales proceeds. Finally, Messrs. Cunningham, Needle, G. Mays, T. Mays, Baillargeon, Lykogiannis and Hood will receive options to purchase 15,000, 10,000, 10,000, 10,000, 6,000, 6,000 and 7,500 shares of common stock of Parent, respectively, subject to the approval of Parent's stock option committee. The options, if approved, will vest and become exercisable in five equal installments over a five year period.

    If an Executive's employment is terminated by Parent or CGI without Cause (as such term is defined in the Employment Agreements), the Employment Agreements provide that such Executive will continue to receive his base salary and annual bonus, if any, through the remaining term of the agreement, subject to such Executive executing a general release and waiver, waiving all claims he may have against Parent and its affiliates. In contrast, the Prior Agreements provided that such Executive would be entitled to a lump sum payment equal to two times his base salary and continuation of certain fringe benefits including medical benefits and life and disability insurance in the event the Executive's employment is terminated by the Executive for good reason (as defined under the Prior Agreements) or, by the Company without cause during the one-year period following a change in control (as defined in the Prior Agreements). Each Employment Agreement also contains provisions relating to non-competition, non-solicitation, non-disclosure and the assignment of intellectual property rights. Under certain circumstances, the period during which the Executives are restricted under the foregoing provisions may be up to approximately four years longer than the restricted period under the Prior Agreements.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer or the Merger.

    "GOING PRIVATE" TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or such alternative transaction.

SECTION 13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of the Merger Agreement, the Company should
(a) split, combine or otherwise change the Shares or its capitalization,
(b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to the date of the Merger Agreement, in accordance with the terms of such options as publicly disclosed prior to the date of the Merger Agreement), shares of any other class of capital stock, other voting securities or any securities convertible into, or exchangeable or exercisable for any of the foregoing, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, we, in our sole discretion, may make such adjustments as we deem appropriate to the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Parent and the Purchaser will not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) the Minimum Condition has not been satisfied as of the Expiration Date, (ii) any applicable waiting period under the HSR Act has not, as of the Expiration Date, expired or been terminated, or (iii) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following conditions exist:

        (a) there is instituted or pending any action or proceeding by any governmental authority or agency (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for the Shares by Parent or the Purchaser or the consummation of the Merger,
    (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent, the Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including without limitation, the right to vote any Shares acquired or owned by Parent, the Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to the Company's shareholders or (iv) seeking to require divestiture by Parent, the Purchaser or any of Parent's other subsidiaries or affiliates of any Shares; or

        (b) there has been any action taken, or any statute, rule, regulation, injunction, order, decree, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that result in any of the consequences referred to in clauses
    (i) through (iv) of paragraph (a) above; or

        (c) there has occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), (2) any declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States or
    (3) any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication for financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act)--other than Parent, the Purchaser or another person (who on the date hereof alone or as part of a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of more than 5% of the outstanding Shares) or any of their respective affiliates--has become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) or has commenced or publicly announced the intention to commence a tender or exchange offer to acquire beneficial ownership or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership, of more than 15% of the outstanding Shares; or

        (e) the Company has breached or failed to comply in any material respect with any of its material obligations, covenants, or agreements under the Merger Agreement; or (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified by reference to a Material Adverse Effect (as defined below) or (ii) any representation or warranty contained in either Sections 4.11 (Taxes) or 4.12 (Compliance with Laws) of the Merger Agreement that is qualified by reference to "materiality" is not true and correct; or any other such representation or warranty is not true and correct in any respect that (when taken together with all such other representations and warranties not true and correct) has had or would reasonably be likely to have a Material Adverse Effect, in each case either as of when made or at and as of any time thereafter (except in the case of any representation or warranty that by its terms is made as of a date specified therein which need be accurate only as of such date); or

        (f) the Merger Agreement has been terminated pursuant to its terms or has been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the good faith judgment of Parent, and regardless of the circumstances giving rise to such conditions, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

    The term "Material Adverse Effect" means any material and adverse effect on the financial condition, business, properties, assets, liabilities or results of operations or prospects of the Company and its subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated by the Merger Agreement in any material respect; provided, however, that no event or circumstance arising out of, or resulting from, the entering into or the announcement of the Merger Agreement or the identity of Parent will be deemed to constitute a Material Adverse Effect. For the avoidance of doubt, a Material Adverse Effect does not include the institution or pendency of any action, suit or proceeding instituted by a non-governmental entity that (i) seeks to, but does not actually, restrain, enjoin or otherwise prevent the consummation of, or
(ii) seeks damages with respect to, any transaction contemplated by the Merger Agreement.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted or, other than the Minimum Condition, waived by Parent or the Purchaser in whole or in part at any time or from time to time in their discretion subject to the terms of the Merger Agreement. The failure of Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

    A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(d) and 14d-6(c) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

    The Purchaser acknowledges that the Commission believes (i) if the Purchaser is delayed in accepting Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (ii) the circumstances in which a delay in payment is permitted or limited do not include unsatisfied conditions of the Offer except with respect to most required regulatory approvals.

SECTION 15. CERTAIN LEGAL MATTERS

    GENERAL. Except as otherwise disclosed herein, based on our review of publicly available information filed by the Company with the Commission, we are not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required, we currently contemplate that such approval or action would be sought. While we do not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

    ANTITRUST. Under the HSR Act, and rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. We filed a Notification and Report Form with respect to the Offer and the Merger on May 10, 2000.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on May 25, 2000 unless we receive a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period before such time. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or documentary material from us, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day following substantial compliance by us with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with our consent. In practice, complying with a request for additional information or documentary materials can take a significant period of time. We will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make those filings nor requests made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer and the Merger. At any time before or after our acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by us or divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, we believe that our acquisition of Shares will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by us on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    BUSINESS COMBINATION TRANSACTIONS. The Company is incorporated under the laws of the State of New Jersey, maintains its principal executive officers in New Jersey and has significant business operations in New Jersey. In general,
Section 14A:10A-4 of the NJBCA prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a New Jersey corporation for a period of five years following the date such person becomes an interested stockholder unless prior to such date the board of directors of the corporation approved the business combination. Neither Parent nor the Purchaser is an interested stockholder and the Company Board has unanimously approved both the Offer and the Merger. Accordingly,
Section 14A:10A-4 is inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    OTHER STATE LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not believe that, other than Section 14A:10A-4 of the NJBCA, any state takeover statutes or similar laws purport to apply to the Offer or the Merger. We have not currently complied with any other state takeover statute or regulation. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment any Shares tendered. See Section 14.

    FOREIGN APPROVALS. According to the Company 10-K, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that we will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

SECTION 16. FEES AND EXPENSES

    Lehman Brothers Inc. ("Lehman Brothers") is acting as Dealer Manager in connection with the Offer, for which services it will receive customary compensation. Parent also has agreed to reimburse the Dealer Manager for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify the Dealer Manager and certain related persons against liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Lehman Brothers has rendered various investment banking services and other advisory services to Parent and its affiliates in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Lehman Brothers and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Lehman Brother and its affiliates may hold positions, for their own account or the account of customers, in equity, debt or other securities of Parent or the Company.

    Innisfree M&A Incorporated has been retained by us as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

    Wilmington Trust Company has been retained as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent we become aware of any state law that would limit the class of offerees in the Offer, we will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    We have filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments. Such Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in
Section 8 with respect to the Company (except that such material will not be available at the regional offices of the Commission).

                                                           FIS Acquisition Corp.

May 11, 2000

                                   SCHEDULE I

    (1) The name of each director and each executive officer of Parent is set forth below. The business address of each person listed below is One ADP Boulevard, Roseland, New Jersey 07068. Unless otherwise indicated, each person is a citizen of the United States of America. Directors of Parent are indicated by an asterisk.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------  -------------------------------------------------------
James B. Benson...................  Mr. Benson has been Vice President, General Counsel and
                                    Secretary of Parent since October 1988, August 1989 and
                                    November 1996, respectively, and has served in senior
                                    executive positions at Parent for more than the past
                                    five years.

Richard C. Berke..................  Mr. Berke has been Vice President, Human Resources since January 1989 and has served in senior executive
                                    positions at Parent for more than the past five years.

Gary C. Butler*...................  Mr. Butler has been President and Chief Operating
                                    Officer of Parent since April 1998. Prior thereto, he
                                    had been Group President of the Employer Services Group
                                    of Parent since January 1995. Prior to that he had been
                                    Group President for the Dealer Services Group of Parent
                                    for more than five years. He is also a director of
                                    CareerBuilder, Inc. and Convergys Corp.

Joseph A. Califano, Jr.*..........  Mr. Califano has been Chairman of the Board and
                                    President of The National Center on Addiction and
                                    Substance Abuse at Columbia University since 1992.
                                    Mr. Califano was a senior partner in the Washington,
                                    D.C. office of Dewey Ballantine from 1983 to 1992. He
                                    is also a director of Authentic Fitness Corporation,
                                    HealthPlan Services, Inc., K Mart Corporation, True
                                    North Communications Inc., and Warnaco Inc.

Leon G. Cooperman*................  Mr. Cooperman has been Chairman and Chief Executive
                                    Officer of Omega Advisors, Inc. since 1991. From 1989
                                    to July 1991, he was Chairman and Chief Executive
                                    Officer of Goldman Sachs Asset Management and a limited
                                    partner of Goldman, Sachs & Co.

Richard J. Daly...................  Mr. Daly has been Group Co-President, Brokerage
                                    Services since July 1997 and has served in senior
                                    executive positions at Parent for more than the past
                                    five years.

G. Harry Durity...................  Mr. Durity has been Vice President, Worldwide Business
                                    Development since September 1994 and has served in
                                    senior executive positions at Parent for more than the
                                    past five years.

Russell P. Fradin.................  Mr. Fradin has been Group President, Employer Services since April 1998. Prior to his promotion to Group
                                    President, Employer Services, he served as Senior Vice
                                    President since 1996. Prior to joining Parent, he was a
                                    senior partner of McKinsey & Company and had been
                                    associated with that firm for 18 years.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------  -------------------------------------------------------
Eugene A. Hall....................  Mr. Hall has been Senior Vice President of Parent since
                                    1998. Prior to joining Parent, he was a senior partner
                                    of McKinsey & Company and had been associated with that
                                    firm for 16 years.

Richard J. Haviland...............  Mr. Haviland has been Chief Financial Officer and Vice
                                    President of Parent since August 1997 and has served in
                                    senior executive positions at Parent for more than the
                                    past five years.

George H. Heilmeier*..............  Dr. Heilmeier has been Chairman Emeritus of Telcordia
                                    Technologies (formerly Bellcore) since November 1997.
                                    Dr. Heilmeier served as Chairman and Chief Executive
                                    Officer of Bellcore from January 1997 to November 1997
                                    and President and Chief Executive Officer from
                                    April 1991 to January 1997. Dr. Heilmeier is also a
                                    director of Compaq Computer Corporation, The MITRE
                                    Corporation, Teletech Holdings Inc. and TRW, Inc.

John Hogan........................  Mr. Hogan has been Group Co-President, Brokerage
                                    Services since July 1997 and has served in senior
                                    executive positions at Parent for more than the past
                                    five years.

Ann Dibble Jordan*................  Ms. Jordan is the former Director, Social Services
                                    Department, Chicago Lying-In Hospital, University of
                                    Chicago Medical Center, a position she assumed in 1970.
                                    She is also a director of Johnson & Johnson
                                    Corporation, Salant Corporation, The Coleman Company
                                    and Citigroup, Inc.

Harvey M. Krueger*................  Mr. Krueger is Vice Chairman of Lehman Brothers and has
                                    been a senior officer of Lehman Brothers and its
                                    predecessor companies for more than the past five
                                    years. He is also a director of Chaus, Inc., Club Med
                                    Inc., IVAX Corporation and R.G. Barry Corporation.

Frederic V. Malek*................  Mr. Malek has been Chairman of Thayer Capital Partners since 1992. From 1989 to 1997, Mr. Malek was also Co-
                                    Chairman of CB Commercial Real Estate Group. Mr. Malek
                                    is also a director of Aegis Communications
                                    Group, Inc., American Management Systems Corp., CB
                                    Commercial Real Estate Group, FPL Group Incorporated,
                                    Northwest Airlines, Inc., Saga Systems, Inc. and
                                    various PaineWebber mutual funds.

S. Michael Martone................  Mr. Martone has been Group President, Dealer Services since July 1998 and has served in senior executive
                                    positions at Parent for more than the past five years.

Henry Taub*.......................  Mr. Taub became Honorary Chairman of Parent's Board of
                                    Directors in 1986 and has been Chairman of the
                                    Executive Committee since 1983.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------  -------------------------------------------------------
Laurence A. Tisch*................  Mr. Tisch has been Co-Chairman of the Board of
                                    Directors of Loews Corporation since January 1999. From
                                    October 1994 to January 1999, he was Co-Chairman of the
                                    Board and Co-Chief Executive Officer of Loews
                                    Corporation. Mr. Tisch has also been Chairman of the
                                    Board and Chief Executive Officer of CNA Financial
                                    Corp. since 1990. From January 1987 to November 1995,
                                    Mr. Tisch was Chairman of the Board, President and
                                    Chief Executive Officer of CBS, Inc. He is also a
                                    director of Bulova Corporation.

Arthur F. Weinbach*...............  Mr. Weinbach became Chairman of the Board and Chief
                                    Executive Officer of Parent in April 1998, having
                                    served as President and Chief Executive Officer since
                                    1996 and President and Chief Operating Officer since
                                    January 1994. Prior to that time, he served as
                                    Executive Vice President since August 1992. He is also
                                    a director of HealthPlan Services, Inc. and
                                    Schering-Plough Corporation.

Josh S. Weston*...................  Mr. Weston became Honorary Chairman of Parent's Board of Directors in April 1998. He served as Chairman of
                                    the Board of Parent from August 1996 to April 1998.
                                    Prior to August 1996, he served as Chairman of the
                                    Board and Chief Executive Officer of Parent for more
                                    than the past five years. He is also a director of J.
                                    Crew Group Inc., Olsten Corp., Russ Berrie & Co. Inc.
                                    and Shared Medical Systems Corporation.

    (2) The name of each director and each executive officer of the Purchaser is set forth below. The business address of each person listed below is One ADP Boulevard, Roseland, New Jersey 07068. Each person is a citizen of the United States of America. Directors of the Purchaser are indicated by an asterisk.

                                     POSITION WITH PURCHASER; PRESENT PRINCIPAL OCCUPATION
               NAME                   AND MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----------------------------------  -------------------------------------------------------

James B. Benson*..................  Mr. Benson is President of the Purchaser. He has been
                                    Vice President, General Counsel and Secretary of Parent
                                    since October 1998, August 1989 and November 1996,
                                    respectively and has served in senior executive
                                    positions at Parent for more than the past five years.

Richard J. Haviland*..............  Mr. Haviland is Vice President of the Purchaser. He has
                                    been Chief Financial Officer and Vice President of
                                    Parent since August 1997 and has served in senior
                                    executive positions of Parent for more than the past
                                    five years.

Robert J. Singer*.................  Mr. Singer is Secretary of the Purchaser. He has been
                                    Senior Counsel of Parent for more than the last five
                                    years.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                            WILMINGTON TRUST COMPANY

          BY MAIL:             BY FACSIMILE TRANSMISSION:      BY HAND/OVERNIGHT COURIER:
 Corporate Trust Operations          (302) 651-1079             Wilmington Trust Company
  Wilmington Trust Company       CONFIRM BY TELEPHONE:      ATTN: Corporate Trust Operations
    Rodney Square North              (302) 651-8869             1105 North Market Street
  1100 North Market Street                                            First Floor
 Wilmington, DE 19890-0001                                        Wilmington, DE 19801

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent and the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834
                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                 Call Collect: (212) 526-9611 or (212) 526-3046